Exhibit 99.1

NEWS RELEASE

W6316 Design Drive, Greenville, WI 54942

P.O. Box 1579, Appleton, WI 54912-1579

FOR IMMEDIATE RELEASE

School Specialty Announces Fiscal Year 2016 Second Quarter Financial Results

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Q2 Revenues increased $4.9 million or 3.5% vs. 2015 Q2

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Q2 Gross Profit Margins improved by 260 basis points to 38.1% vs. 2015 Q2

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Q2 SG&A expenses decreased $1.4 million or 2.6% vs. 2015 Q2

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Q2 Operating Income improved to a $2.0 million profit from a $7.3 million loss in 2015 Q2

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Q2 Net loss of $2.0 million vs. Net loss of $12.4 million in 2015 Q2

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Management reiterates Fiscal Year 2016 guidance

GREENVILLE, Wis., Aug 2, 2016 – School Specialty, Inc. (OTCQB: SCOO) (“School Specialty”, “SSI” or “the Company”), a leading distributor of supplies, furniture and both curriculum and supplemental learning resources to the education, healthcare and other marketplaces, today announced financial results for its Fiscal 2016 second quarter ended June 25, 2016.

Joseph M. Yorio, President and Chief Executive Officer stated, “We continued to execute our strategy and delivered year-over-year improvements in our top- and bottom-line results.  Consistent with recent trends, growth was fueled by our Furniture and Science categories.  Additionally, in the second quarter we also saw growth in our Instructional Solutions and Reading categories, while improving market opportunities within our base supplies business and related specialty areas, such as Art, Physical Education, Healthcare, and Safety & Security.  Operationally, we continued to improve productivity and we are poised to deliver for our customers in the current peak-season.  While expenses are lower, we are investing in our business and using savings to enhance our foundation for the future.  Based on current expectations, we remain on track to meet our guidance and believe revenues, Adjusted EBITDA and leveraged free cash flow will land within the ranges we provided.  I’m pleased with the contributions of all our associates and the momentum we are building; we have significant opportunities to expand our reach and increase market share in the coming years.”

Fiscal Year 2016 Q2 Results (comparisons for the three months ended June 25, 2016 and June 27, 2015)

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Revenues were $145.9 million, an increase of $4.9 million or 3.5%, as compared to revenues of $141.0 million.  Distribution segment revenues of $119.2 million increased by $3.0 million or 2.5%, as compared to $116.2 million.  Growth within this segment was primarily driven by a 19.3% increase in Furniture category revenues, and a 1.6% increase in Instructional Solutions revenues, offsetting declines in the Company’s Agendas and AV Tech categories.  Additionally, the Supplies category was essentially flat for the comparable periods. Curriculum segment revenues of $26.7 million increased $1.9 million or 7.8%, as compared to revenues of $24.8 million, driven by continued strength in the Science category and primarily related to the Company’s FOSS Next Generation program, as well as 2.2% revenue growth in the Reading category.

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Gross margin of 38.1% compared to 35.5% in the second quarter of 2015, was an improvement of 260 basis points (“bps”).  Distribution segment gross margin was 35.0% as compared to 35.2%, a decline of 20 bps and this was primarily due to a change in mix within the segment.  This was largely offset by a 110 bp improvement related to lower product development amortization recorded in the current year’s second quarter. Note the prior year quarter included an accelerated amortization charge of $1.3 million.  Curriculum segment gross margin was 51.9% as compared to 36.8%, an increase of 1,510 bps.  Reduced product development amortization in the second quarter of 2016 contributed 1,240 bps of gross margin improvement; note the prior year quarter included an accelerated amortization charge of $2.5 million.   Favorable product mix driven by a higher margin in Science content-related products contributed to the remaining gross margin favorability.

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Selling, General & Administrative (“SG&A”) expenses were $53.2 million as compared to $54.7 million, a decrease of $1.4 million or 2.6%.  This decline was primarily related to a $1.1 million decline in depreciation and amortization expense, as well as a decline in catalog expenses resulting from a gradual shift to more digital marketing campaigns.  These reductions were partially offset by a $0.5 million increase in performance-based incentive compensation expense, though compensation and benefit costs, other than performance-based compensation were relatively flat for the comparable periods.  As a percent of revenue, SG&A decreased from 38.8% for the three months ended June 27, 2015 to 36.5% for the three months ended June 25, 2016.

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Operating income was $2.0 million as compared to an operating loss of $7.3 million in the comparable year-ago period, an improvement of $9.3 million.  This was a result of higher revenues, improved gross profit margins and lower SG&A costs.  Additionally, the prior year operating loss included $3.8 million of accelerated amortization charges referenced above and an intangible asset impairment charge of $2.7 million.

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Net loss was $2.0 million as compared to a net loss of $12.4 million, an improvement of $10.4 million.

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Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) was $9.4 million, as compared to adjusted EBITDA of $7.7 million in the comparable period, an improvement of $1.7 million or 22.1%.

Fiscal Year 2016 Six-Month Results (comparisons for the six months ended June 25, 2016 and June 27, 2015)

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Revenues were $239.6 million, an increase of $7.0 million or 3.0%, as compared to revenues of $232.6 million.  Distribution segment revenues of $197.0 million increased by $2.2 million or 1.1%, as compared to $194.8 million.  Growth within this segment was primarily driven by a 14.6% increase in Furniture revenues, a 1.3% increase in Supplies revenues and a 1.4% increase in Instructional Solutions revenues.  This offset declines within the Company’s AV Tech and Agendas business categories.  Curriculum segment revenues of $42.6 million increased $4.8 million or 12.8%, as compared to revenues of $37.8 million, driven by 17.2% and 0.8% increases in the Science and Reading categories, respectively.

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Gross margin of 38.0% compared to 36.3% in the six-month period of 2015 was an improvement of 170 bps.  Distribution segment gross margin was 35.2% as compared to 35.6%, a decline of 40 bps.  Curriculum segment gross margin was 51.2% as compared to 39.6%, an increase of 1,160 bps.

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SG&A expenses were $100.5 million as compared to $105.3 million, a decrease of $4.8 million or 4.6%.  Transition expenses associated with process improvement initiatives were $3.0 million higher in the six month period in 2015. Other declines were related to lower compensation and benefit costs, other than performance-based compensation, offset by incremental expense related to greater utilization of a third-party fulfillment center in the current year.  The Company also recognized a net foreign currency gain in the first half of 2016 of $0.7 million, compared to a net foreign currency loss of $0.4 million in the comparable 2015 period.

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Operating loss was $10.0 million, as compared to an operating loss of $25.9 million in the comparable year-ago period, an improvement of $15.9 million.

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Net loss was $14.3 million, as compared to a net loss of $35.8 million, an improvement of $21.5 million.

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Adjusted EBITDA was $3.8 million, as compared to adjusted EBITDA of $1.6 million, an improvement of $2.2 million or 137.5%.

Yorio continued, “We’re off to a good start in 2016 and believe the second half of the year will be strong as we’re now in the height of our peak-season.  Bookings trends look favorable, however, consistent with prior years, we have seen orders shift a little later in the season.  While Furniture and Science continue to be the key top-line drivers, I’m encouraged by the progress we’re making in achieving more balanced growth throughout our product categories.  I’m also encouraged by the increased demand we’re seeing for our Safety and Security offerings, and not just within the Education end-market.  Healthcare, which holds significant potential for our Company over the coming years, is still in its infancy stage, though we are seeing sales build each month.  Our team remains focused on executing for our customers and we look forward to reporting on our progress coming out of peak-season.”

Financial Outlook

The Company today reiterated its guidance for FY16 (December 27, 2015 – December 31, 2016).  Total FY16 revenues are anticipated to increase by approximately 2.5% - 3.0%, and reported gross profit margins are anticipated to improve by 30 to 50 bps, driven by lower product development amortization costs.  SG&A expenses are expected to decline by approximately 2.5% - 3.2%; SG&A expenses excluding depreciation and amortization are expected to be essentially flat year-over-year. The Company anticipates FY16 Adjusted EBITDA to be approximately $48 - $52 million, representing year-over-year improvement of 6.7% - 15.6%.  The Company expects continued strong leveraged free cash flow of approximately $20.0 million for FY16.  Additional information on the Company’s outlook for 2016 can be found in the investor presentation on page 13, which will be published shortly under the Investor Relations section of the Company’s website.

School Specialty will be hosting a teleconference and webcast on August 4, 2016 at 9:00 a.m. ET to discuss its results and outlook.  Speaking from management will be Joseph M. Yorio, President and Chief Executive Officer and Ryan M. Bohr, Executive Vice President and Chief Financial Officer.

Conference Call Information

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Toll-free number: 574-990-9706 / International number: 844-882-7832 / Conference ID: 59676012

For those who will be unable to participate, a teleconference replay will be available approximately five hours after the completion of the call and will last for one week (8/4/16 – 8/11/16).

Replay Information

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Replay: 855-859-2056 / International replay: 404-537-3406 / Conference ID: 59676012

Interested parties can also participate in the live webcast or can access the archived call shortly thereafter, by visiting the School Specialty website in the Investor Relations section at http://investors.schoolspecialty.com.

About School Specialty, Inc.

School Specialty is a leading distributor of innovative and proprietary products, programs and services to the education marketplace.  The Company designs, develops, and provides educators with the latest and very best school supplies, furniture and both curriculum and supplemental learning resources.  Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors and school administrators ensure that every student reaches his or her full potential.  Through its SSI Guardian subsidiary, the Company is also committed to school, healthcare and corporate workplace safety by offering the highest quality curriculum, training and safety and security products.  Through its recently launched SOAR Life Products brand, the Company offers thousands of products that sharpen cognitive skills and build physical and mental strength in fun and creative ways. From childhood through adulthood, they help individuals live life to the fullest – engaged, happy and well.  SOAR Life Products is a customized offering for hospitals, long-term care, therapeutic facilities, home care, surgery centers, day care centers, physician offices, and clinics.  For more information about School Specialty, visit www.schoolspecialty.com.

Statement Concerning Forward-Looking Information

Any statements made in this press release about School Specialty’s future financial condition, results of operations, expectations, plans, or prospects, including the information under the heading “Financial Outlook” constitute forward-looking statements.  Forward-looking statements also include those preceded or followed by the words "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "plans," “projects,” “should,” "targets" and/or similar expressions.  These forward-looking statements are based on School Specialty's current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by the forward-looking statements because of a number of factors, including the factors described in Item 1A of School Specialty's Transition Report on Form 10-K for the 35-week transition period ended December 26, 2015, which factors are incorporated herein by reference.  Any forward-looking statement in this release speaks only as of the date in which it is made.  Except to the extent required under the federal securities laws, School Specialty does not intend to update or revise the forward-looking statements.

Non-GAAP Financial Information

This press release includes references to Adjusted EBITDA and leveraged free cash flow, non-GAAP financial measures.  Adjusted EBITDA and leveraged free cash flow are used by management as measures for judging the Company’s operating performance and for estimating the Company’s earnings growth prospects.  Adjusted EBITDA represents net income adjusted for: provision for (benefit from) income taxes; reorganization items, net; restructuring costs; restructuring-related costs included in SG&A; change in fair value of interest rate swap; loss on early extinguishment of debt; early termination fee; depreciation and amortization expense; amortization of development costs; net interest expense; and stock-based compensation.  Adjusted EBITDA does not represent, and should not be considered, an alternative to net income or operating income as determined by GAAP, and our calculation may not be comparable to similarly titled measures reported by other companies.  Leveraged free cash flow represent Adjusted EBITDA adjusted for: capital expenditures; product development expenditures; proceeds from asset sales; unrealized foreign exchange gains and losses; restructuring and other expenditures; changes in working capital; cash interest and taxes.  Leveraged free cash flow does not represent, and should not be considered, an alternative to cash flow from operations.

Company Contact

Investor and Media Relations Contact

Ryan Bohr

Glenn Wiener

Ryan.Bohr@SchoolSpecialty.com

IR@SchoolSpecialty.com

Tel: 920-882-5868

Tel: 212-786-6011

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SCHOOL SPECIALTY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)

	Three Months Ended June 25, 2016	Three Months Ended June 27, 2015	Six Months Ended June 25, 2016	Six Months Ended June 27, 2015	Twelve Months Ended June 25, 2016	Twelve Months Ended June 27, 2015

Revenues	$ 145,858	$ 140,970	$ 239,583	$ 232,552	$ 644,495	$ 621,046
Cost of revenue	90,259	90,897	148,519	148,147	405,495	391,863
Gross profit	55,599	50,073	91,064	84,405	239,000	229,183
Selling, general and administrative expenses	53,212	54,652	100,523	105,304	220,092	229,541
Facility exit costs and restructuring	383	-	549	2,288	1,442	5,941
Impairment charges	-	2,713	-	2,713	-	2,713
Operating income (loss)	2,004	(7,292)	(10,008)	(25,900)	17,466	(9,012)
Other expense:
Interest expense	4,455	4,977	8,845	9,302	18,382	19,697
Early termination of long-term indebtedness	-	-	-	-	200	-
Loss on early extinguishment of debt	-	-	-	-	877	-
Reorganization items, net	-	-	-	-	-	225
Change in fair value of interest rate swap	(91)	(43)	(176)	9	(311)	(136)
Loss before provision for income taxes	(2,360)	(12,226)	(18,677)	(35,211)	(1,682)	(28,798)
Provision for (benefit from) income taxes	(374)	168	(4,388)	598	(3,780)	574
Net income (loss)	$ (1,986)	$ (12,394)	$ (14,289)	$ (35,809)	$ 2,098	$ (29,372)

Weighted average shares outstanding:
Basic	1,000	1,000	1,000	1,000	1,000	1,000
Diluted	1,000	1,000	1,000	1,000	1,000	1,000

Net Loss per Share:
Basic	$ (1.99)	$ (12.39)	$ (14.29)	$ (35.81)	$ 2.10	$ (29.37)
Diluted	$ (1.99)	$ (12.39)	$ (14.29)	$ (35.81)	$ 2.10	$ (29.37)

	Three Months Ended June 25, 2016	Three Months Ended June 27, 2015	Six Months Ended June 25, 2016	Six Months Ended June 27, 2015	Twelve Months Ended June 25, 2016	Twelve Months Ended June 27, 2015
Adjusted Earnings before interest, taxes, depreciation,
amortization, bankruptcy-related costs, restructuring and
impairment charges (EBITDA) reconciliation:
Net income (loss)	$ (1,986)	$ (12,394)	$ (14,289)	$ (35,809)	$ 2,098	$ (29,372)
Provision for (benefit from) income taxes	(374)	168	(4,388)	598	(3,780)	574
Reorganization items, net	-	-	-	-	-	225
Restructuring costs	383	-	549	2,288	1,442	5,941
Restructuring-related costs incl in SG&A/COGS	1,104	955	1,581	4,476	3,447	9,755
Change in fair value of interest rate swap	(91)	(43)	(176)	9	(311)	(136)
Loss on early extinguishment of debt	-	-	-	-	877	-
Early termination fee	-	-	-	-	200	-
Depreciation and amortization expense	3,734	4,951	7,921	9,766	16,766	19,202
Amortization of development costs	1,694	5,894	3,075	7,624	6,941	13,468
Impairment charges	-	2,713	-	2,713	-	2,713
Net interest expense	4,455	4,977	8,845	9,302	18,382	19,697
Stock-based compensation	456	435	717	614	1,238	755
Adjusted EBITDA	$ 9,375	$ 7,656	$ 3,835	$ 1,581	$ 47,300	$ 42,822

SCHOOL SPECIALTY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In Thousands)

	June 25, 2016	June 27, 2015
ASSETS
Current assets:
Cash and cash equivalents.	$ 8,570	$ 9,157
Accounts receivable, less allowance for doubtful accounts
of $1,073, $1,077, and $989, respectively	78,736	75,457
Inventories, net	128,673	130,984
Deferred catalog costs	6,455	4,527
Prepaid expenses and other current assets	13,472	13,877
Refundable income taxes	5,080	1,662
Total current assets	240,986	235,664

Property, plant and equipment, net	28,497	30,841
Goodwill	21,588	21,588
Intangible assets, net	36,849	40,455
Development costs and other	17,269	22,005
Deferred taxes long-term	5	0
Investment in unconsolidated affiliate	715	715
Total assets	$ 345,909	$ 351,268

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities - long-term debt	$ 46,400	$ 62,444
Accounts payable	61,985	47,286
Accrued compensation	7,736	6,630
Deferred revenue	2,971	2,630
Other accrued liabilities	14,320	13,884
Total current liabilities	133,411	132,874
Long-term debt - less current maturities	143,948	151,665
Other liabilities	179	1,205
Total liabilities	277,538	285,744

Commitments and contingencies

Stockholders' equity:
Preferred stock, $0.001 par value per share, 500,000
shares authorized; none outstanding	-	-
Common stock, $0.001 par value per share, 2,000,000 shares
authorized; 1,000,004 shares outstanding	1	1
Capital in excess of par value	119,955	118,716
Accumulated other comprehensive loss	(1,580)	(1,233)
Retained earnings (accumulated deficit)	(50,005)	(51,960)
Total stockholders' equity	68,371	65,524
Total liabilities and stockholders' equity	$ 345,909	$ 351,268